UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 6, 2008

SCIENTIFIC GAMES CORPORATION

(Exact Name of Registrant as Specified in Charter)

0-13063

(Commission File Number)

Delaware	81-0422894
(State or other Jurisdiction	(IRS Employer
of Incorporation)	Identification Number)

750 Lexington Avenue, New York, New York 10022

(Address of Principal Executive Offices)

(Zip Code)

(212) 754-2233

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Employment Agreement with Mr. Laird

On October 7, 2008, Scientific Games Corporation (the “Company”) entered into a letter agreement amending in certain respects the existing employment agreement, dated November 1, 2002 (as amended by the letter agreement dated as of August 2, 2006), with DeWayne Laird, Vice President and Chief Financial Officer of the Company.  Mr. Laird’s existing agreement provides for, among other things, acceleration of the vesting of his stock options and certain of his restricted stock units in the event his employment is terminated due to his death or retirement.  The amendment to Mr. Laird’s employment agreement provides for acceleration of the vesting of all of Mr. Laird’s equity awards in the event his employment is terminated due to his death or retirement, including those restricted stock units not already subject to acceleration in such circumstances.

Amendments to Employment Agreement with Mr. Raphaelson

On October 6, 2008, the Company entered into a letter agreement amending in certain respects the existing employment agreement, dated December 15, 2005 (as amended by the letter agreement dated as of August 2, 2006), with Ira Raphaelson, Vice President, General Counsel and Secretary of the Company.  The amendment to Mr. Raphaelson’s employment agreement will extend the term until February 1, 2012 (subject to automatic renewal for one additional year at the end of the initial term and each anniversary thereof and subject to earlier termination in accordance with the agreement).  Under the amended agreement, Mr. Raphaelson will receive an annual base salary of $619,500, increased from $590,000.  The amendment provides that Mr. Raphaelson will receive an award of 25,000 restricted stock units with a five-year vesting schedule.

The amendment provides that, if Mr. Raphaelson’s employment is terminated by the Company without “cause” or by him for “good reason” upon or within one year after a “change in control” (as such terms are defined in the agreement), then, among other things, he would be entitled to receive: (i) a pro rata portion of the bonus for the then-current fiscal year that would have been payable to him had he remained employed during the entire year (payable no later than March 15 following the end of such fiscal year); (ii) an amount equal to twice the sum of (x) his annual base salary plus (y) his highest annual incentive compensation for the two most recent fiscal years but not more than his target bonus for the year of termination; (iii) except to the extent otherwise provided at the time of grant under the terms of any equity award made to him, full vesting of his equity awards; and (iv) reimbursement of monthly COBRA premiums for up to 12 months if he elects to continue medical coverage under the Company’s group health plan in accordance with COBRA.  The amendment further provides that, if Mr. Raphaelson’s amended agreement expires on or after February 1, 2012, then, among other things, he would be entitled to receive:  (i) the non-equity portion of his incentive compensation for the completed calendar year after which such expiration occurs, payable if, as and when such bonuses are awarded in the ordinary course; and (ii) except to the extent otherwise provided at the time of grant under the terms of any equity award made to him, full vesting of his equity awards, which in the case of options would remain exercisable until the earlier of (x) three (3) months after the expiration date of the agreement and (y) the scheduled expiration date of such options.

The amendment also extends the post-termination term of the covenant restricting Mr. Raphaelson from engaging in certain activities in competition with the Company from 12 months to 18 months after termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

	By:	/s/ DeWayne E. Laird
Name: DeWayne E. Laird
Title: Vice President and Chief Financial Officer

Date: October 8, 2008